Exhibit 5

March 30, 2004

The Providence Service Corporation

5524 East Fourth Street

Tucson, AZ 85711

Re:	The Providence Service Corporation
Registration Statement on Form S-1

Gentlemen and Ladies:

We have acted as counsel to The Providence Service Corporation, a Delaware corporation (“Providence”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-113264) filed by Providence with the Securities and Exchange Commission on March 26, 2004 under the Securities Act of 1933, as amended (the “Securities Act”) and the registration statement on Form S-1 to be filed by Providence with the Securities and Exchange Commission on March 30, 2004 under the Securities Act (the “Registration Statements”) relating to the offer and sale by Providence of up to 862,500 shares of common stock, $0.001 par value per share, of Providence (the “Common Stock”) (including up to 112,500 shares if the Underwriters exercise their over-allotment option) and the offer and sale by the selling stockholders (the “Selling Stockholders”) named in the Registration Statements of up to 12,174,888 shares of Common Stock (including up to 283,681 shares if the Underwriters exercise their over-allotment option) (collectively, the “Shares”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the documents listed on Exhibit “A” attached hereto. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Company, when sold in the manner and for the consideration contemplated by the Registration Statements, will be validly issued, fully paid and non-assessable and the Shares to be sold by the Selling Stockholders are validly issued, fully paid and non-assessable.

March 30, 2004

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statements.

Very truly yours,

/s/ BLANK ROME LLP

EXHIBIT “A”

1.	Providence’s Second Amended and Restated Certificate of Incorporation.

2.	Providence’s Amended and Restated Bylaws.

3.	Resolutions adopted by the Board of Directors of Providence relating to the offering and sale of its common stock by Providence and the Selling Stockholders pursuant to the Registration Statements.

4.	Resolutions adopted by members of the Offering Committee of the Board of Directors of Providence.

5.	The Registration Statements.

6.	Officer’s Certificate of Providence.